Exhibit 99.1

April 10, 2012

DTE Energy schedules first quarter 2012 earnings release, conference call;

discloses first quarter weather impact

DETROIT – DTE Energy (NYSE:DTE) will announce its first quarter 2012 earnings before the market opens on Friday, April 27. The company will conduct a conference call to discuss earnings results at 9:00 a.m. EDT the same day.

Weather in the MichCon service territory in the first quarter was among the warmest on record with approximately 22 percent fewer heating degree days than normal. The impact of the mild weather on MichCon’s first quarter operating earnings is estimated to be $20 million, or $0.12 per share. Additionally, management expects no first quarter operating earnings contribution at Energy Trading as a result of the unusually mild weather. Management remains committed to DTE Energy’s full-year 2012 operating earnings guidance of $3.65 to $3.95 per share.

Investors, the news media and the public may listen to a live internet broadcast of the call at www.dteenergy.com/investors. The telephone dial-in numbers are US/CAN Toll free: (888) 244-2488 or Int’l Toll: (913) 312-1227. The passcode is 5197948. The webcast will be archived on the DTE Energy website at www.dteenergy.com/investors.

DTE Energy is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. Its operating units include Detroit Edison, an electric utility serving 2.1 million customers in Southeastern Michigan, MichCon, a natural gas utility serving 1.2 million customers in Michigan, and other non-utility, energy businesses focused on gas storage and pipelines, unconventional gas production, power and industrial projects, and energy trading. Information about DTE Energy is available at www.dteenergy.com.

Use of Operating Earnings Information – DTE Energy management believes that operating earnings provide a more meaningful representation of the company’s earnings from ongoing operations and uses operating earnings as the primary performance measurement for external communications with analysts and investors. Internally, DTE Energy uses operating earnings to measure performance against budget and to report to the Board of Directors.

In this release, DTE Energy discusses 2012 operating earnings guidance. It is likely that certain items that impact the company’s 2012 reported results will be excluded from operating results. Reconciliations to the comparable 2012 reported earnings guidance are not provided because it is not possible to provide a reliable forecast of specific line items. These items may fluctuate significantly from period to period and may have a significant impact on reported earnings.

The information contained herein is as of the date of this release. DTE Energy expressly disclaims any current intention to update any forward-looking statements contained in this release as a result of new information or future events or developments. Words such as “anticipate,” “believe,” “expect,” “projected” and “goals” signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various assumptions, risks and uncertainties. This release contains forward-looking statements about DTE Energy’s financial results and estimates of future prospects, and actual results may differ materially.

Many factors may impact forward-looking statements including, but not limited to, the following: impact of regulation by the FERC, MPSC, NRC and other applicable governmental proceedings and regulations, including any associated impact on rate structures; the amount and timing of cost recovery allowed as a result of regulatory proceedings, related appeals or new legislation; impact of electric and gas utility restructuring in Michigan, including legislative amendments and Customer Choice programs; economic conditions and population changes in our geographic area resulting in changes in demand, customer conservation, increased thefts of electricity and gas and high levels of uncollectible accounts receivable; environmental issues, laws, regulations, and the increasing costs of remediation and compliance, including actual and potential new federal and state requirements; health, safety, financial, environmental and regulatory risks associated with ownership and operation of nuclear facilities; changes in the cost and availability of coal and other raw materials, purchased power and natural gas; volatility in the short-term natural gas storage markets impacting third-party storage revenues; access to capital markets and the results of other financing efforts which can be affected by credit agency ratings; instability in capital markets which could impact availability of short and long-term financing; the timing and extent of changes in interest rates; the level of borrowings; the potential for losses on investments, including nuclear decommissioning and benefit plan assets and the related increases in future expense and contributions; the potential for increased costs or delays in completion of significant construction projects; the uncertainties of successful exploration of unconventional gas and oil resources and challenges in estimating gas and oil reserves with certainty; changes in and application of federal, state and local tax laws and their interpretations, including the Internal Revenue Code, regulations, rulings, court proceedings and audits; the effects of weather and other natural phenomena on operations and sales to customers, and purchases from suppliers; unplanned outages; the cost of protecting assets against, or damage due to, terrorism or cyber attacks; employee relations and the impact of collective bargaining agreements; the availability, cost, coverage and terms of insurance and stability of insurance providers; cost reduction efforts and the maximization of plant and distribution system performance; the effects of competition; changes in and application of accounting standards and financial reporting regulations; changes in federal or state laws and their interpretation with respect to regulation, energy policy and other business issues; binding arbitration, litigation and related appeals; and the risks discussed in our public filings with the Securities and Exchange Commission. New factors emerge from time to time. We cannot predict what factors may arise or how such factors may cause our results to differ materially from those contained in any forward-looking statement. Any forward-looking statements refer only as of the date on which such statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. This presentation should also be read in conjunction with the “Forward-Looking Statements” sections in each of DTE Energy’s and Detroit Edison’s 2011 Forms 10-K and 2011 Forms 10-Q (which sections are incorporated herein by reference), and in conjunction with other SEC reports filed by DTE Energy and Detroit Edison.

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For further information, members of the media may call:

Scott Simons (313) 235-8808            Len Singer (313) 235-8809

Analysts, for further information call:

Mark Rolling (313) 235-7663            Kurt Wasiluk (313) 235-7726